SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2004

Renovis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50564	94-3353740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive

San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 266-1400

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure

Renovis, Inc. reports that the underwriters of its recent initial public offering have exercised their over-allotment option for an additional 825,000 common shares, priced at $12.00 per share. Renovis sold 825,000 shares upon exercise of the over-allotment option, raising gross proceeds of $9.9 million.

Goldman, Sachs & Co. is acting as book-runner and lead manager, and CIBC World Markets, Piper Jaffray and SG Cowen are acting as co-managers. The offering of the securities is made only by means of a prospectus. A final prospectus for the offering may be obtained from Goldman, Sachs & Co.’s prospectus department at 85 Broad Street, New York, New York 10004, by telephone at 212-902-1171 or by faxing a request to 212-902-9316.

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. We are currently pursuing eight distinct programs, including three product candidates in clinical development. Our most advanced product candidate is Cerovive®, an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. We are independently developing two clinical candidates for the treatment of pain: REN-1654, an oral drug for neuropathic pain in Phase II clinical trials, and REN-213, an intravenous drug for acute post-operative pain in a Phase II clinical trial. Our research and development programs focus on major medical needs in the areas of pain, trauma and stroke as well as neurodegenerative diseases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2004	RENOVIS, INC.

	By:	/s/ John Doyle
	Name:	John Doyle
	Title:	Vice President, Finance and
Chief Financial Officer